DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684 5708 Website: secretaryofstate.biz	Entity: C7725-1999 Document Number: 20060487906-92 Date Filed: 7/31/06 2:00:12 PM In the Office of Dean Heller Secretary of State

Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 – After Issuance of Stock)

1. Name of corporation:

MILLENNIUM PLASTICS CORPORATION

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE I – NAME OF CORPORATION

THE EXACT NAME OF THIS CORPORATION SHALL BE: “ENERJEX RESOURCES, INC.”

ARTICLE VI – CAPITAL STOCK

Section 1. Authorized Shares. The total number of shares which this corporation is authorized to issue is 100,000,000 shares of Common Stock of $0.001 par value and 10,000,000 shares of Preferred Stock of $0.001 par value. The authority of the Corporation to issue non-voting convertible and/or non-voting non-convertible preferred shares together with additional classes of shares may be limited by resolution of the Board of Directors of the Corporation. Preferred shares and additional classes of shares may be issued from time to time as the Board of Directors may determine in their sole judgment and without the necessity of action by the holders of Shares.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  54%

 4. Effective date of filing (optional):    8/15/06

5. Officer Signature (required): /s/ Paul Branagan

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.